Exhibit 3.1



                          CERTIFICATE OF AMENDMENT
                                      OF
                        CERTIFICATE OF INCORPORATION

     TRADESTREAM GLOBAL CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Tradestream Global Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting the proposal to the stockholders of the corporation for action on written consent in lieu of a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

     "The name of the Corporation shall be Empire Global Corp."


     SECOND: That thereafter, pursuant to resolution of its Board of Directors, action upon written consent of shareholders in lieu of a special meeting of the stockholders of said corporation was obtained in accordance with the General Corporation Law of the State of Delaware and by which the necessary number of shares as required by statute were voted in favor of the amendments.


     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of the amendments.

     IN WITNESS WHEREOF, said Tradestream Global Corp. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Kalson G.H. Jang, its Chairman, this 15th day of September 2005.


                                            PER: /s/ Kalson G.H. Jang
                                                 -----------------------------
                                                 Kalson G.H. Jang
                                                 Chairman